Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEATTLE GENETICS, INC.

SEATTLE GENETICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies that:

FIRST: The name of the Corporation is Seattle Genetics, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 15, 1997.

THIRD: This Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 7, 2001, as amended to date (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL

FOURTH: Article I of the Prior Certificate is hereby amended and restated to read in its entirety as follows:

“Article I – The name of this corporation is Seagen Inc. (the “Corporation”).”

IN WITNESS WHEREOF, SEATTLE GENETICS, INC. has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 6th day of October, 2020.

SEATTLE GENETICS, INC.

By:	/s/ Todd E. Simpson
Todd E. Simpson
Chief Financial Officer